EXHIBIT 99.1
Press release dated February 2, 2010

OUR DIRECTOR, MR. SUBIR RAHA PASSES AWAY

Calgary, Alberta, Canada, February 2, 2010 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) announces with great pain and sadness that our director, Mr. Subir Raha passed away on Monday, February 1, 2010 at New Delhi, India.  Mr. Raha was 62 and hospitalized upon being taken critically ill last week and was undergoing treatment at a private hospital at New Delhi, India.

Mr. Raha who joined our Board of Directors in September 2009, held the coveted position of Chairman, Oil & Natural Gas Corporation (ONGC) from 2001-2006 and was arguably the most influential former chairman of that government run corporation.

Apart from his much acclaimed professional caliber, Mr. Raha was also a great human being and will be dearly missed by all who knew him.  Although his time with GeoGlobal was brief due to his untimely and sad demise, his contributions have great significance.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.
For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Joanna Longo, Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x233 Fax: +1 416 815-0080 Email: jlongo@equicomgroup.com